UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 8, 2016 (November 7, 2016)

ATLANTIC ALLIANCE PARTNERSHIP CORP.

(Exact name of registrant as specified in its charter)

British Virgin Islands	001-37360	N/A
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

590 Madison Avenue

New York, New York 10022
(Address of principal executive offices, including Zip Code)

(212) 409-2434

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation to the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On November 7, 2016, Mr. Jonathan Goodwin resigned as the Chief Executive Officer and a director of Atlantic Alliance Partnership Corp. (the “Company”), and Mr. Waheed Alli resigned as the Chairman of the Company, each to pursue other professional interests. Such resignations were not the result of any disagreement with the Company.

On November 7, 2016, the board of directors of the Company (the “Board”) appointed Mr. Iain Abrahams as the Chief Executive Officer of the Company and Mr. Mark Klein (a director of the Company prior to such date) as the Chairman of the Company. Mr. Abrahams will continue to serve as a director of the Company. Mr. Daniel Winston has been appointed to serve on the audit committee of the Board in lieu of Mr. Abrahams.

There are no arrangements or understandings between Mr. Abrahams and any other persons pursuant to which Mr. Abrahams was appointed as an officer of the Company. In addition, there are no family relationships between Mr. Abrahams and any director, executive officer, or person nominated or chosen by the Company to become a director or executive officer. Furthermore, since the inception of the Company, except for Mr. Abrahams’ ownership of shares in the sponsor of the Company and loans and advances provided to the Company by Mr. Abrahams, which loans and advances were subsequently converted into ordinary shares of the Company, as previously disclosed, there have been no transactions in which the Company was or is to be a participant and the amount involved exceeds $120,000, and in which Mr. Abrahams had or will have a direct or indirect material interest, and there are currently no such proposed transactions.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: November 8, 2016	ATLANTIC ALLIANCE PARTNERSHIP CORP.

	By:	/s/ Jonathan Mitchell
Name: Jonathan Mitchell
Title: Chief Financial Officer

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